EXHIBIT 10.2

Lease Agreement

This Lease Agreement is made on this 23th day of February 2005 by and between TaiHsing Printing and Binding Co., Ltd (the “Lessor”, hereinafter referred to as “Party A”); and Silicon Motion Inc. (the “Lessee”, hereinafter referred to as “Party B”).

In consideration that any matter in connection with the Lease shall be binding the parties, the parties hereto agree to the terms and conditions contained hereunder:

1.	Premises and Scope of Use

1.1	Address: Floors 1 and 2, No. 96, Min-Quan Road, Xin-Dian City, Taipei County

1.2	Scope of Use: No.96, Min-Quan Road, Xin-Dian City, Taipei County, the 1st Floor (covering Area A shown in the attached figure) and all of the 2nd Floor.

1.3	Lease Area: Pursuant to the certificate of ownership (including 2 parking spaces, No. 93 and 94 on B3)

1.4	Lease Purpose: Office use

2.	Lease Period

The lease term of the Agreement is a year and two months, commencing on the 1st of April 2005 and expiring on the 31st of May 2006.

No rentals shall be charged during the improvement period commencing on the 1st of March 2005 and expiring on the 31st of March 2005.

3.	Rentals and Deposit

3.1	The monthly rental for the premises is two hundred thousand NT Dollars (NT$200,000) (including 5% of tax); Party B shall pay a monthly rental to Party A prior to the 1st day of each calendar month (however, Party B shall issue advance checks due monthly for a year at a time) without delay or objection for whatever reason.

3.2	The deposit is six hundred thousand NT Dollars (NT$600,000).

(1)	Payment: Party B shall pay Party A the deposit (the “Deposit”) upon execution of the Agreement.

(2)	Refund: Party A shall refund to Party B the deposit without interest upon termination or expiry, and Party B’s vacation of the premises.

4.	Restrictions on Use of Premises

4.1	Part B shall under no circumstances sublease, lend, assign, or in any manners transfer the premises, in part or in whole, to or allow any other third party to use the premises in any manner without consent of Party A.

4.2	Upon termination or expiry of the Agreement, Party B shall vacate the premises, re-convey the premises to Party A unconditionally without delay or claims to any right, and shall not claim against Party A for moving expense or any other expenses.

4.3	The premises shall be exclusively for use in compliance with applicable laws. No illegal use or storage of hazardous substances that may affect public safety will be allowed.

4.4	No improvement or construction of the premises shall be made unless otherwise Party B notices Party A beforehand. In such a case, Party B shall neither impair the safety of the original structure nor breach any related laws.

4.5	Party B shall observe the regulations for tenants relating to the premises.

5.	Risk Liability

5.1	Party B shall be liable for rectification or indemnity in case that any damage occurring to the premises can be attributed to Party B.

5.2	In case of any damage to the premises for reasons not attributable to Party B, Party A shall be liable to rectify the damage within 10 days. Party B may terminate this Agreement if the premises can not be used or do not meet the purpose of use specified herein after such rectification.

5.3	In the event that Party B fails to pay rentals or makes improper use of the premises, the rentals due and payable as well the amount of compensation shall be withheld from the deposit by Party A.

6.	Other Terms and Conditions

6.1	All taxes payable in respect of the premises, including, without limitation, the house tax and land tax, shall be born by Party A unconditionally. Charges for utilities, gas, administration, telecommunications, and other additional supplies provided for use of the premises shall be born by Party B.

6.2	Upon termination or expiry of the Agreement, Party B shall pay off all charges payable to Party A or Party A may withhold these amounts of the charges from the deposit in priority.

6.3	Upon vacation of the premises or termination of this Agreement, Party B agrees that any furniture or other articles left inside shall be regarded as being abandoned or be disposed by Party A at its sole discretion without any objection. Any expense arising thereof shall be born by Party B in accordance with the previous paragraph.

6.4	Either party shall not terminate the Agreement prior to expiry without consent of the other party. In the event Party B intends to terminate the Agreement and moves out of the premises prior to the expiry date, Party B shall pay Party A an amount equal to 2 months’ rentals for compensation. If Party A intends to take back the premises ahead of the time, Party A shall likewise pay Party B an amount equal to 2 months’ rentals for compensation.

6.5	In the event either party no longer desires to renew the Agreement, a written notice shall be given to the other Party 60 days prior to expiry of the Agreement.

6.6	Air-conditioner equipment, including condenser, air-conditioner machine, electric control panel, and telecommunications cabinet comes with a one-year warranty unconditionally. In the event of damages due to man-made factors, Party B shall be liable for repairing or indemnity. In case of malfunctions of the aforesaid equipment, Party A shall unconditionally accomplish the repairing within a period of time given by Party B. Party B shall be responsible for maintenance of all of the equipment mentioned above during the lease period.

6.7	In case that the Lessor is willing to continually lease out the premises upon expiry of the Agreement, the Lessee has the priority to lease the premises from the Lessor.

7.	Penalties

7.1	Party A may terminate the Agreement in case Party B breaches the use of the premises and fails to rectify the breach or rectifies the breach incompletely upon Party A’s request within a given amendment period.

7.2	Party B shall vacate the premises and reconvey the premises to Party A from the next day of expiry or termination of the Agreement without delay or claims to any right for whatever reason. Failure to vacate and reconvey the premises may subject Party B to a penalty twice as much as the rental requested by Party A until the reconveyance date.

7.3	In the event of any breach of any provision of the Agreement by a party causing damages to the rights and interests of the other party, such party shall indemnify the other party for the damages litigation fee, attorney fee (as per minimum charging standard approved by the tax authority) or other costs incurred.

7.4	Party B’s failure to pay the rental for a month as scheduled by shall be deemed to be in breach of the Agreement.

7.5	In case of either party in breach of the Agreement, the other party may terminate the Agreement and may claim for compensation in case of any damage.

8.	Matters Subject to Compulsory Execution

Upon expiry of the Agreement, the Lessee shall pay rentals, penalties and reconvey the premises, and the Lessor shall refund the deposit. Failure to perform the foregoing obligations shall be subject to compulsory execution. The aforesaid terms and conditions are agreed to by the parties hereto. In witness whereof, the parties sign the Agreement in triplicate, each party shall retain one copy, and cause this Agreement to be executed on the date and year first above written.

Lessor (Party A): Tai-Hsing Printing and Binding Co., Ltd

Responsible Person: /s/ Chih-Li, Lin

Tax No.: 04491400

Address: No. 33 Bao-Xing Road, Xin-Dian City, Taipei County

Tel: 2913-8623

Lessee (Party B): Silicon Motion Inc.

Responsible Person: /s/ James Chow

Tax No: 97440546

Address: No 20-1, Tai-Yuan Street, Jhu-Bei City, Hsin-Chu County

Tel: (03) 552-6888

Real Estate Broker: /s/ Li-Jung, Shen

Tel: (02) 2219-9566

Address: 7F, No. 119, Min-Quan Road, Xin-Dian City, Taipei County

Broker Certificate Number: (90) Pei-Hsian-Tze No. 000196

February 23, 2005